UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 26, 2005

CyberOptics Corporation

(Exact name of registrant as specified in its charter)

Minnesota	(0-16577)	41-1472057

(State or other jurisdiction of incorporation or organization)	Commission File No.	(I.R.S. Employer Identification No.)
5900 Golden Hills Drive Minneapolis, Minnesota		55416

(Address of principal executive offices)		(Zip Code)
(763) 542-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition

On July 27, 2005, CyberOptics Corporation published a press release providing information regarding its results of operations and financial condition for the quarter ended June 30, 2005.

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal officers

(b) Effective with the appointment of Jeffrey Bertelsen on July 26, 2005, Scott G. Larson resigned as Chief Financial Officer of CyberOptics. Mr. Larson will continue as an employee in a part-time capacity through September 2005 to assist with the transition of responsibilities to Mr. Bertelsen.

(c) Effective July 26, 2005, Jeffrey A. Bertelsen was elected Chief Financial Officer of CyberOptics. Mr. Bertelsen, age 43, was Vice President, Finance, Corporate Controller and Treasurer and Assistant Secretary of Computer Network Technology Corporation (“CNT”), a provider of storage networking equipment and solutions, until he accepted the position at CyberOptics. During his ten years at CNT, Mr. Bertelsen held various positions starting as controller in March 1995. Prior to joining CNT, Mr. Bertelsen was a CPA with KPMG LLP. Mr. Bertelsen’s salary at Cyberoptics was set at $165,000 per annum and his targeted bonus, based on the matrix applicable to all executives, is $35,000 per annum. Mr. Bertelsen was also granted an incentive stock option to purchase 10,000 shares of common stock upon commencement of his employment.

Item 9.01.   Financial Statements and Exhibits

Exhibit 99 Press Release Dated July 27, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBEROPTICS CORPORATION
By:	/s/ KATHLEEN P. IVERSON

Kathleen P. Iverson, Chief Executive Officer

Dated: July 27, 2005